Exhibit 11
                                                              ----------
                         MEREDITH CORPORATION

             Computation of Primary and Fully Diluted Per
             Common Share Earnings - Treasury Stock Method

          For the Six Months Ended December 31, 1995 and 1994
                              (Unaudited)


                                    Weighted average number of shares
                                             (in thousands)

                                         1995               1994*
                                             Fully              Fully
                                   Primary  Diluted   Primary  Diluted
                                   -------  -------   -------  -------
Weighted average number of shares
 outstanding in thousands           27,536   27,536    27,392   27,392
Dilutive effect of unexercised
 stock options in thousands            653      740       298      294
                                    ------   ------    ------   ------
  Total                             28,189   28,276    27,690   27,686
                                    ======   ======    ======   ======


                                            Primary and fully
                                    diluted earnings per common share

                                         1995               1994*
                                             Fully              Fully
                                   Primary  Diluted   Primary  Diluted
                                   -------  -------   -------  -------
Earnings per share from
 continuing operations              $ .91    $ .91     $ .82    $ .82
Discontinued operations             ( .03)   ( .03)    ( .11)   ( .11)
Cumulative effect of change in
 accounting principle                   -        -     (1.67)   (1.67)
                                    -----    -----     -----    -----
Net earnings (loss) per share       $ .88    $ .88    ($ .96)  ($ .96)
                                    =====    =====     =====    =====

*Restated to reflect a two-for-one stock split in March 1995.

Note:  Primary - Based on average market prices for the period.

       Fully Diluted - Based on the higher of the average market price for the period or the market price at December 31 of each year.